Hugo North Deposit Extended to Entrée’s Copper Flats

Vancouver, B.C., Thursday, April 14, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) reports that Ivanhoe Mines Ltd. (NYSE: IVN; TSX: IVN; ASX: IVN – “Ivanhoe”) has confirmed the extension of Hugo North Deposit high-grade copper mineralization to Entrée’s Copper Flats (Ivanhoe News Release of April 13, 2005), immediately north of the Ivanhoe-Entrée property boundary.

Diamond drill-hole EGD006 was collared on Copper Flats, approximately five metres north of the northern boundary of Ivanhoe’s Oyu Tolgoi Property. The hole is being drilled from east to west, roughly parallel to, and just north of, the property boundary, and was designed as a 150m step-out from Ivanhoe’s drill hole OT976. The hole was originally thought to have been collared approximately 50 metres onto Copper Flats (see News Release of March 23, 2005), but has since been precisely surveyed.

Beginning at a down-hole depth of 992 metres (true depth of approximately 960 metres) hole EGD006 has to date encountered over 115 metres of strong chalcopyrite and bornite (copper sulphide) mineralization within pervasive quartz, sericite and advanced argillic alteration. As of the morning of Thursday, April 14, 2005 in Mongolia, the drill hole was still in this zone of visibly strong copper mineralization at a down-hole depth of 1,098 metres. Completion of this hole and assaying of the drill core is expected to take approximately one month.

EGD006 has visibly extended the length of the Hugo North high-grade copper-gold zone to greater than 1.8 kilometres. Hugo North is part of the 3.0-kilometre-long Hugo Dummett Deposit, which in turn is part of the now 6.1-kilometre-long chain of copper and gold deposits discovered to date by Ivanhoe at Oyu Tolgoi.

Greg Crowe, Entrée’s President and CEO, commented: “The intersection of visibly strong copper mineralization at Copper Flats, north of the original location of a structure that had been previously referred to as the “Boundary Fault”, has significant implications as to the nature of that structure and strongly suggests the extension of the richly mineralized Hugo North Deposit further onto Entrée’s Lookout Hill property”.

Mr. Crowe is currently on site in Mongolia at the Lookout Hill project and met today with the Ivanhoe drilling and geological team. Three other deep drill holes are in progress, testing the potential northwards continuation of the Hugo North Deposit. These holes are collared approximately 300 metres (EGD008), 750 metres (EGD007) and 3 kilometres (EGD005) north of the Entrée/Ivanhoe property boundary.

Mr. Crowe also noted that, while Ivanhoe rapidly advances the northward extension of the Hugo North Deposit, which has major ramifications for Entrée, a large part of Entrée’s upside exploration potential lies outside the Copper Flats area.

Entrée continues to explore its 140,000 hectares of the Lookout Hill property to the west of the Entrée/Ivanhoe Project. Deep probing induced polarization (IP) and magnetotelluric (MT) surveys are nearing completion in Zones I, II and III and are underway on the Bayan Ovoo showing, 50 kilometres west of Zone III. The results of these geophysical surveys will aid in the selection of drill targets, with drilling expected to begin in late April. In addition, reconnaissance geological and geochemical surveys are in progress in the northwestern part of Lookout Hill.

Separately, a new camp is under construction on the Ulziit Uul property, located approximately 120 kilometres north of Lookout Hill, with deep probing geophysical surveys to begin in May.

Exploration in Mongolia is under the supervision of Robert Cann, P.Geo., Entrée’s Exploration Manager and a qualified person as defined by National Instrument 43-101. Mr. Cann is responsible for the preparation of technical information in the Company’s news releases. All rock samples are prepared and analyzed by SGS Mongolia LLC of Ulaanbaatar, Mongolia. Randomly selected pulps and all soil samples are submitted to Acme Analytical Laboratories Ltd. of Vancouver, British Columbia for check assaying and analytical work.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s (Ivanhoe’s) 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn up to an 80% interest in a project area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property by spending US$35 million on the project and financing Entrée’s subsequent share of project expenditures. The Company is a Tier 1 listed company with its shares trading on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

or

Entrée

Mona Forster, Business Manager

Tel: 604-687-4777

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that the Hugo North Deposit extends onto Lookout Hill and that the potential results that may be obtained by the current exploration programs being carried out in the Lookout Hill Property by Ivanhoe and the Company are encouraging.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.